As filed with the Securities and Exchange Commission on January 16, 2026

Registration No. 333-285470

Registration No. 333-283009

Registration No. 333-263341

Registration No. 333-207779

Registration No. 333-198891

Registration No. 333-198275

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-285470)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-283009)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-263341)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-207779)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-198891)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-198275)

TO

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Semler Scientific, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware		26-1367393
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification No.)
51 E. Campbell Avenue, Suite 107-D Campbell, California 95008
(Address of Principal Executive Offices)

Semler Scientific, Inc. 2024 Stock Option and Incentive Plan
Semler Scientific, Inc. 2014 Stock Incentive Plan
Semler Scientific, Inc. 2007 Key Person Stock Option Plan
(Full Title of the Plan)

Brian Logan Beirne
Strive, Inc.
Chief Legal Officer

200 Crescent Court, Suite 1400

Dallas, TX 75201

(855) 427-7360
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Derek Dostal

Evan Rosen
Adam Kaminsky

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

(212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer, ” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

These Post-Effective Amendments (collectively, the “Post-Effective Amendments”) relate to the following Registration Statements of Semler Scientific, Inc., a Delaware corporation (the “Registrant”) on Form S-8 (collectively, the “Registration Statements”):

1.	Registration Statement No. 333-285470, registering 382,259 shares of the Registrant’s common stock, par value $0.001 per share (the “Shares”), issuable pursuant to the Registrant’s 2024 Stock Option and Incentive Plan (the “2024 Plan”), filed with the Securities and Exchange Commission (the “SEC”) on February 28, 2025.

2.	Registration Statement No. 333-283009, registering 3,172,399 Shares issuable pursuant to the 2024 Plan, filed with the SEC on November 5, 2024.

3.	Registration Statement No. 333-263341, registering 1,176,563 Shares issuable pursuant to the Registrant’s 2014 Stock Incentive Plan (the “2014 Plan”), filed with the SEC on March 7, 2022.

4.	Registration Statement No. 333-207779, registering 1,688,640 Shares issuable pursuant to the 2014 Plan, filed with the SEC on November 3, 2015.

5.	Registration Statement No. 333-198891, registering 450,000 Shares issuable pursuant to the 2014 Plan, filed with the SEC on September 23, 2014.

6.	Registration Statement No. 333-198275, registering 407,500 Shares issuable pursuant to the Registrant’s 2007 Key Person Stock Option Plan, filed with the SEC on August 20, 2014.

On January 16, 2026, pursuant to the terms of that certain Agreement and Plan of Merger, dated as of September 22, 2025 (as amended by that certain Amendment Letter dated as of December 3, 2025, the “Merger Agreement”), by and between the Registrant and Strive, Inc., a Nevada corporation (“Strive”), the Registrant merged with and into Strive Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Strive, with the Registrant surviving as a wholly owned subsidiary of Strive.

In connection with the Merger, the offerings of securities pursuant to the Registration Statements have been terminated. In accordance with the undertakings made by the Registrant in Part II of each Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered pursuant to the Registration Statements which remain unsold at the termination of the offerings, the Registrant hereby terminates the effectiveness of each Registration Statement and removes from registration all Shares registered under each Registration Statement that remain unsold as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to these Post-Effective Amendments, there will be no remaining securities registered by the Registrant pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Campbell, State of California, on the 16th day of January, 2026

SEMLER SCIENTIFIC, INC.

By:	/s/ Brian Logan Beirne
	Name:	Brian Logan Beirne
	Title:	Secretary

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.